Exhibit 21.0

List of Subsidiaries

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Polonia Bank	100%	United States
Polonia Bank Mutual Holding Company (1)	100%	Delaware
Community Abstract Agency LLC (1)	100%	Pennsylvania

(1)	Wholly owned subsidiary of Polonia Bank